SALE AGREEMENT
AND
ESCROW INSTRUCTIONS
(Thunderbird Medical Plaza I, II & III)

Contract Date:	April 6, 2007
T-Bird 5410/5422 Seller:	5410 & 5422 W. Thunderbird Road, LLC, an
Arizona limited liability company, and PEA
Enterprises, LLC, a California limited
liability company
814 Westgate Avenue, Suite 119
Los Angeles, California 90049
	Attention:	William Metzler

Facsimile: (310) 207-1458

Telephone: (310) 207-1444

E-mail: wmetzler@westcoastcap.com

and

T-Bird 5310 Seller:	5310 West Thunderbird Road, LLC, an Arizona
limited liability company, WRM T-Bird, LLC, a
Delaware limited liability company, EDI
T-Bird, LLC, a Delaware limited liability
company, PVPT-Bird, LLC, a Delaware limited
liability company, Courtleigh T-Bird, LLC, a
Delaware limited liability company, Mongan
T-Bird, LLC, a Delaware limited liability
company, Booth T-Bird, LLC, a Delaware limited
liability company, Gertmenian T-Bird, LLC, a
Delaware limited liability company, and Bland
T-Bird, LLC, a Delaware limited liability
company
814 Westgate Avenue, Suite 119
Los Angeles, California 90049
	Attention:	William Metzler

Facsimile: (310) 207-1458

Telephone: (310) 207-1444

E-mail: wmetzler@westcoastcap.com

with a copy to:	Kutak Rock LLP
8601 North Scottsdale Road, Suite 300
Scottsdale, Arizona 85253-2742
	Attention:	Joy A. Sullivan, Esq. & Brian Jordan, Esq.

Telephone: (480) 429-5000

Facsimile: (480) 429-5001

E-mail: joy.sullivan@kutakrock.com &

brian.jordan@kutakrock.com

Buyer:	Triple Net Properties, LLC, a Virginia limited

liability company

1551 N. Tustin Avenue, Suite 300

	Santa Ana, California 92705 Attention:	Theresa Hutton

Telephone: (877) 888-7348; (714) 667-8252

Facsimile: (714) 667-6843

E-mail: thutton@1031nnn.com

with a copy to:	Hirschler Fleischer
2100 East Cary Street
Richmond, VA 23223
	Attention:	Joseph J. McQuade, Esq.

Telephone: (804) 771-9502

Facsimile: (804) 644-0957

E-mail: jmcquade@hf-law.com

Escrow Agent:	Chicago Title Company

16969 Von Karman, Suite 200

	Irvine, California 92606 Attention:	Ms. Lorri Beasley

Telephone: (949) 263-2544

Facsimile: (949) 263-0536

E-mail: beasleyl@ctt.com

T-Bird 5410/5422 Escrow:	Escrow No. ___________________
T-Bird 5310 Escrow:	Escrow No. ___________________

THE TERMS LISTED ABOVE ARE DEFINED TERMS THAT ARE REFERRED TO THROUGHOUT THE SALE AGREEMENT AND ESCROW INSTRUCTIONS.

BACKGROUND

A. T-Bird 5410/5422 Seller is the owner of that certain real property located at 5422 and 5410 West Thunderbird Road, Glendale, County of Maricopa, State of Arizona, commonly known as Thunderbird Medical Plaza I and II, and more particularly described in Schedule “1A” attached hereto (the “T-Bird 5410/5422 Land”).

B. T-Bird 5310 Seller is the owner of that certain real property located at 5310 West Thunderbird Road, Glendale, County of Maricopa, State of Arizona, commonly known as Thunderbird Medical Plaza III, and more particularly described in Schedule “1B” attached hereto (the “T-Bird 5310 Land”). The T-Bird 5410/5422 Seller and the T-Bird 5310 Seller are referred to in this Sale Agreement and Escrow Instructions (“Agreement” or “Contract”) individually or collectively, as appropriate, as the “Seller.” The T-Bird 5410/5422 Escrow and the T-Bird 5310 Escrow, to the extent separated, are referred to collectively as the “Escrow.”

C. The T-Bird 5410/5422 Land and the T-Bird 5310 Land are referred to collectively as the “Land.” The buildings and all other improvements located on the Land are referred to collectively as the “Improvements.” The T-Bird 5410/5422 Land, together with the Improvements located on the T-Bird 5410/5422 Land, are referred to as the “T-Bird 5410/5422 Project” and the T-Bird 5310 Land, together with the Improvements located on the T-Bird 5310 Land, are referred to as the “T-Bird 5310 Project”. The T-Bird 5410/5422 Project and the T-Bird 5310 Project are referred to individually as the “Project” and collectively as the “Projects”. The Projects, together with all rights, privileges, rights-of-way, and easements appurtenant to the Land, are referred to in this Agreement as the “Real Property.”

D. In connection with the Projects, each respective Seller is the owner of certain contracts, agreements, leases, warranties, guarantees, indemnities, claims, licenses, permits, plans, drawings, specifications, surveys, and engineering reports (collectively, the “Contract Rights”). Each respective Seller is the owner of any licenses, permits and certificates of occupancy issued by governmental authorities relating to the use, maintenance, occupancy and/or operation of the applicable Real Property and any development rights and other similar intangible personal property appurtenant to the Real Property and/or owned by Seller and used exclusively by Seller in the use and operation of the applicable Real Property, including, without limitation, and all agreements or rights relating exclusively to the use or operation of the Real Property (the “Intangible Property”). Each respective Seller is also the owner of any fixtures, furniture, appliances, building supplies, equipment, machinery, inventory and other tangible items of personal property owned by Seller and used in the operation of the applicable Real Property (the “Personal Property”). The Real Property, the Contract Rights, the Intangible Property, and the Personal Property are collectively referred to in this Agreement as the “Property.”

E. Seller desires to sell Seller’s interest in the Property to Buyer, and Buyer desires to purchase Seller’s interest in the Property from Seller, in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

1. Purchase of the Property. Seller agrees to sell, transfer, and convey to Buyer, and Buyer agrees to purchase from Seller, Seller’s interest in the Property upon the terms and conditions set forth in this Agreement. Although the Property includes two separate and distinct Projects, the sale and purchase under this Contract shall be for the entire Property.

2. Purchase Price. The purchase price (“Purchase Price”) for the Property shall be Twenty-Five Million Two Hundred Fifty Thousand Dollars ($25,250,000.00). The Purchase Price shall be allocated with respect to the Projects as $11,500,000.00 for the T-Bird 5410/5422 Project and $13,750,000.00 for the T-Bird 5310 Project. The Purchase Price shall be paid by Buyer as follows.

(a) Within one (1) business day following the execution of this Agreement, Buyer shall deposit with Escrow Agent an earnest money deposit (the “Deposit”) in the amount of One Million Dollars ($1,000,000.00); and

(b) On or before the Closing Date, all additional amounts (“Closing Cash”) required of Buyer to pay the Purchase Price, after credit for the Deposit, and any other credits to which Buyer is entitled pursuant to this Agreement, will be deposited by Buyer with Escrow Agent and applied, together with the Deposit, in accordance with this Agreement.

3. Escrow.

(a) Seller and Buyer hereby appoint Escrow Agent with regard to the T-Bird 5410/5422 Escrow and the T-Bird 5310 Escrow (collectively, the “Escrow”) created pursuant hereto. The escrow instructions to Escrow Agent attached as Schedule “2” to this Agreement will supplement the terms and conditions of this Agreement (the “Additional Escrow Instructions”). The text of this Agreement, however, governs over all conflicts and inconsistencies with the attached escrow instructions. This Agreement will constitute the sole joint escrow instructions of Buyer and Seller to Escrow Agent, and the standard form escrow instructions of Escrow Agent will not be used for this Escrow. Although there will be two separate Escrow accounts for closing, the T-Bird 5410/5422 Escrow and the T-Bird 5310 Escrow shall be maintained collectively as if only one escrow exists throughout the term of this Agreement.

(b) The Deposit will be held by Escrow Agent in a fully federally insured or federally backed investment approved by Buyer and Seller. All deposits and other payments required of Buyer under this Agreement must be made in Good Funds. The term “Good Funds” means in cash, by confirmed wire transfer, by certified check drawn on any bank, or by cashier’s check issued by any bank representing good, sufficient, and immediately available U.S. funds.

(c) Upon the Opening of Escrow, the Deposit is fully earned by Seller and non-refundable to Buyer, except as expressly provided in this Agreement. If the sale of the Property is consummated pursuant to this Agreement, then the Deposit shall be credited against the Purchase Price at the Close of Escrow. Within one (1) business day after the Opening of Escrow, Escrow Agent shall release to Seller a portion of the Deposit in the amount of Six Hundred Thousand Dollars ($600,000.00); the remainder of the fully earned Deposit shall be held in Escrow.

(d) The date of the opening of the Escrow (“Opening of Escrow”) will be the date on which the last of the following has occurred: (i) Escrow Agent has received this Agreement executed by Buyer and Seller; (ii) Escrow Agent has received the Deposit; and (iii) Escrow Agent has accepted this Agreement as its escrow instructions by executing this Agreement on the signature page. Escrow Agent is instructed to insert the date of opening in the signature portion of this Agreement and to send a copy of the fully executed Agreement to Buyer and Seller by facsimile transmission on the date of Opening of Escrow.

(e) The Close of Escrow (defined below) will occur on May 15, 2007 (“Closing Date”), or such later day as expressly provided in this Agreement. If the Close of Escrow has not occurred by the Closing Date by reason of a default hereunder, the defaulting party shall bear all escrow cancellation charges. For purposes of this Agreement, the “Closing” or the “Close of Escrow” shall mean the date that a fully-executed Deed (defined below) conveying the Real Property to Buyer is recorded in the Official Records of Maricopa County, Arizona, by Escrow Agent.

4. Documents. Within five (5) days after the Opening of Escrow, Seller will deliver to Buyer the following documents (collectively referred to as the “Property Documents”) to the extent such documents are in Seller’s possession or under Seller’s control.

(a) A current rent roll (“Rent Roll”);

(b) A copy of all current tenant leases and amendments that affect the Property (the, “Tenant Lease(s)”) as described on Schedule “9A” attached hereto;

(c) Copies of any service contracts, equipment leases, and other contracts relating to the operation of the Property (the “Service Contracts”) as described on Schedule “9B”;

(d) The Property’s operating statements for the calendar year ending in 2006 and year-to-date statements;

(e) Without warranty, express or implied, an existing survey of the T-Bird 5410/5422 Project prepared by Hoskin Ryan Consultants, Inc. Job No 04-047-01 dated April 26, 2004, and an existing survey of the T-Bird 5310 Project prepared by Superior Surveying Services, Inc. Job No. 260465 dated May 9, 2006 (collectively, the “Existing Surveys”);

(f) Without warranty, express or implied, a Phase I Environmental Site Assessment for the T-Bird 5410/5422 Project prepared by AEI Consultants Project No. 8567 dated April 26, 2004, and a Phase I Environmental Site Assessment for the T-Bird 5310 Project prepared by EDI-RE Job No. 06-771 dated May 4, 2006 (collectively, the “Environmental Assessments”);

(g) The broker’s sales package for the Projects;

(h) The Projects’ 2006 CAM reconciliations submitted to tenants;

(i) The current year’s CAM estimates;

(j) Copies of existing property insurance certificates; Any available building plans and specifications, if available;

(k) A list of utility companies, with account numbers, servicing the Property; and

(l) Seller will make available at its property manager’s office, copies of all correspondence with tenants related to any defaults and correspondence for any tenant occupying over 10,000 leasable square feet at the Property. In addition, during the term of this Agreement, Seller shall also provide Buyer with copies of any new correspondence with tenants related to any defaults and correspondence for any tenant occupying over 10,000 leasable square feet at the Property.

If this Agreement is terminated for any reason, Buyer shall return all Property Documents to Seller within one (1) business day thereafter.

5. Title.

(a) Preliminary Title Report. As soon as reasonably practicable after the Opening of Escrow, Seller shall deliver to Buyer two current preliminary title reports (collectively, the “Title Report”) issued by Escrow Agent showing the state of the T-Bird 5410/5422 Seller’s, with respect to the T-Bird 5410/5422 Project, and the T-Bird 5310 Seller’s, with respect to the T-Bird 5310 Project, title to the Real Property, together with legible copies of all matters shown as exceptions therein (each of which, excluding the Monetary Liens, defined below, shall be considered “Permitted Exceptions”). At the Closing, Buyer shall credit Seller for the reasonable cost of the Existing Surveys.

(b) Buyer’s Approval of Title. It shall be the sole responsibility of the Buyer to work with Escrow Agent to obtain any title endorsements or other matters with respect to title. Buyer shall be deemed to have approved the status of title shown in the Title Report upon receipt and shall have no right to terminate this Agreement for any matters shown on the Title Report.

(c) Seller’s Obligation. At Close of Escrow, Seller must pay off any and all mechanic’s liens affecting or purporting to affect the Property and arising out of work contracted for by Seller, except those arising out of the investigations and testing of Buyer and its designated agents and independent contractors, and any recorded or unrecorded mortgages, deeds of trust, or other monetary liens affecting title to the Property (collectively, the “Monetary Liens”).

(d) Marketable Title. Concurrent with the Close of Escrow, Escrow Agent will commit to issue to Buyer a standard coverage owner’s policy of title insurance in the amount of the Purchase Price, subject only to Escrow Agent’s standard exceptions and exclusions and the Permitted Exceptions. The cost of the standard coverage owner’s policy of title insurance will be paid by Seller. Any additional title requirements, provisions or costs necessary to issue the extended coverage owner’s policy of title insurance will be the sole responsibility of the Buyer. Except as may be otherwise established in this Contract or agreed to by Seller in writing, if Buyer requires any additional title insurance coverage (i.e., endorsements, reinsurance, direct access, binders, etc.), Buyer will pay for the different or additional title insurance coverage.

6. Property Investigations.

(a) Inspections.

(i) During the term of this Agreement, Buyer and its architects, engineers and consultants, at Buyer’s sole cost and expense, shall have the right to inspect the Real Property, make surveys and conduct such physical tests, studies and investigations as Buyer may require (collectively, the “Inspections”). Buyer shall have the right, at its sole expense, to obtain a new survey or environmental assessment of the Projects or to update the Existing Surveys and Environmental Assessments, all in accordance with this Section 6(a).

(ii) Buyer shall cause the Inspections to be conducted at times reasonably acceptable to Seller upon reasonable advance notice and in a manner that does not materially adversely affect the Real Property or unreasonably disrupt the business operations of the occupants thereof.

(iii) Buyer will cause any person actually performing any investigations or tests on the Property beyond a site visit to acquire and maintain, at Buyer’s or the performing party’s sole cost and at all times from the date of initial entry on the Property until the Closing Date, general liability insurance with an insurer and with insurance limits and coverage reasonably satisfactory to Seller, but in no event less than One Million Dollars ($1,000,000.00) per occurrence, that must include coverage for the activities of Buyer or its agents on the Property and naming Seller as an additional insured. Certificates of insurance evidencing the insurance policies must be delivered by Buyer to Seller upon request.

(iv) Notwithstanding anything to the contrary in this Section 6(a), Buyer shall not perform any intrusive or destructive testing without the prior written consent of Seller, which may be withheld in Seller’s sole discretion.

(v) Upon completion of each Inspection, Buyer shall cause the portion of the Real Property subject to such Inspection to be restored to the condition existing immediately prior to such Inspection.

(vi) In the event of any termination of this Agreement, Buyer shall provide Seller, at no additional charge and without warranty by Buyer, with copies of the results of any physical tests or other reports made by or for Buyer at any time prior to the Closing with respect to the Real Property.

(vii) Buyer hereby indemnifies, defends, and holds harmless Seller and its members, managers, partners, officers, directors, agents, representatives and affiliates for, from and against any and all claims, liabilities, demands and actions and costs and expenses (including reasonable attorneys’ fees) arising from or as a result of the death of or injury, loss or damage whatsoever caused to any natural person or to the property of any person by reason of or in connection with any Inspection, except to the extent caused by an indemnified party’s gross negligence, recklessness or intentional misconduct, provided, however, that Buyer shall have no responsibility or liability for any adverse condition or defect on or affecting the Property not caused by Buyer or its agents, employees, or contractors but discovered or impacted through authorized actions during their Inspections, so long as Buyer immediately stops its Inspections and promptly notify Seller of the condition if any condition is discovered or impacted by Buyer.

(viii) Until the Closing, neither Buyer, nor Escrow Agent will make, authorize, or confirm any public announcement of this transaction or discuss this transaction or otherwise disclose any portion of the Project Documents or Inspections, except as required by law or with those persons directly involved in the transaction including attorneys, consultants, accountants, and lenders.

The indemnification obligations of Buyer under this Section 6(a) shall survive the Closing.

(b) Service Contracts. At least 10 days prior to the Closing Date, Buyer shall notify Seller in writing which of the Service Contracts that Buyer elects for Seller to terminate. If Buyer does not timely elect for Seller to terminate any of the Service Contracts, the Service Contracts shall be listed on the exhibit to the Assignment of Contracts (defined below). If Buyer timely elects for Seller to terminate one or more of the Service Contracts, then, at the Closing, Seller shall cause the applicable Service Contract(s) to be terminated at the earliest time permitted under the applicable Service Contract(s). In any event, as of the Closing Seller shall terminate all leasing or management agreements applicable to the Property.

(c) Estoppel Certificates. Seller shall use its reasonable efforts to obtain estoppels (collectively, “Tenant Estoppels”) from all tenants under Tenant Leases. It shall be a condition to Buyer’s obligation to close hereunder that Tenant Estoppels are obtained from tenants under Tenant Leases comprising an aggregate of sixty percent (60%) of the leased space in the buildings at the Property as of the Opening of the Escrow, which percentage must include all tenants occupying more than 8,000 leasable square feet (the “Required Estoppels”). Seller agrees to use the form of estoppel that Buyer provides within five (5) days of the Contract Date, or, if Buyer fails to timely provide its preferred form, the form that is attached to this Agreement as Schedule “10” (subject in either case to any tenant’s right to use the form attached to its Tenant Lease). The Required Estoppels shall not show any materially adverse matters, including, without limitation, any material default or purported default thereunder by any party. Buyer shall notify Seller in writing within four (4) business days after receipt by Buyer of an applicable Required Estoppel of any materially adverse matter so disclosed. If Buyer timely notifies Seller of any Required Estoppel that reveals any materially adverse matter, Seller shall have until the earlier of five (5) days after notice from Buyer or until two (2) business days prior to the Closing Date to attempt to cure such matter and cause the applicable tenant to execute a replacement Tenant Estoppel removing reference to the materially adverse matter. If Seller is unable to cure and/or obtain the Required Estoppels, it shall not be default by Seller, but shall give Buyer the right to terminate this Agreement and receive the return of its Deposit. Upon receipt Seller shall deliver any Tenant Estoppel received to Buyer. Seller shall reasonably cooperate with Buyer in obtaining customary subordination and non-disturbance agreements from the tenants at the Property on the form attached hereto as Schedule 13, provided the receipt of such agreements shall not be a condition to closing or require Seller to incur any material cost or expense. Seller shall also use its reasonable efforts to obtain estoppels from the benefited parties of any restrictive covenants encumbering the Property.

7. Seller’s Covenants. Until the Close of Escrow, each Seller covenants and agrees, with respect to its respective Project only, that it shall:

(a) Except for any conditions disclosed in the Property Documents, the Inspections, or otherwise disclosed by Seller to Buyer in writing, maintain the Project in good condition and perform, at Seller’s sole cost and expense, all routine maintenance and repairs and otherwise operate the Project in accordance with the same management standards as were employed by Seller prior to the Opening of Escrow;

(b) Between the date of this Agreement and the Close of Escrow, Seller shall not create or consent to any liens, encumbrances, defects in or exceptions to title, restrictions or easements affecting the Property that will not be released at the Close of Escrow; and

(c) Keep in effect all insurance coverage currently in force with respect to the Project and promptly comply with all requirements of the insurance companies with respect to such coverage.

(d) Except as expressly permitted otherwise in this Agreement, Seller will not enter into or extend any lease affecting the Property or any portion thereof without Buyer’s consent (not to be unreasonably or untimely conditioned or withheld). Buyer shall provide Buyer’s written consent or disapproval within five (5) days after written notice of the proposed lease or Buyer shall be deemed to have approved of such lease.

8. Seller’s Representations and Warranties. In consideration of Buyer entering into this Agreement, and as an inducement to Buyer to purchase the Property, the T-Bird 5410/5422 Seller makes the following representations and warranties with respect to itself and the T-Bird 5410/5422 Project only, and the T-Bird 5310 Seller makes the following representations and warranties with respect to itself and the T-Bird 5310 Project only:

(a) Each Seller has the right, power, and authority to make and perform its obligations under this Agreement and the execution, delivery, and performance of this Agreement and completion of the purchase and sale transaction described in this Agreement does not violate any contract, agreement, or commitment to which such Seller is a party or by which such Seller is bound.

(b) Each Seller is the sole owner of, and has the full power and authority to sell and convey its interest in, its respective Project.

(c) Attached as Schedule “9A” is a list of Tenant Leases as of the Opening of Escrow and to Seller’s knowledge such list is complete and accurate. The Tenant Leases are in full force and effect and no tenant is in material default under its respective Tenant Lease, except as may be noted on the rent roll delivered to Buyer. Seller has no knowledge of any Seller default under the Tenant Leases. Attached as Schedule “9B” is a list of Service Contracts as of the Opening of Escrow and to Seller’s knowledge such list is complete and accurate.

(d) Seller has no knowledge of any pending or threatened condemnation affecting the Property.

(e) Seller is not, and will not become during the term of the Agreement, a person or entity with whom persons of the United States are restricted from doing business with under regulations of the Office of Foreign Asset Contract (“OFAC”) of the U.S. Department of Treasury (including those named on OFAC’s specifically designated and blocked persons list) or under any statute, execution order (including the September 24, 2001, Executive Order blocking Property and Prohibiting Transactions with Persons who commit, threaten to commit, or support terrorism), or other governmental action.

(f) There is no litigation pending, nor to Seller’s actual knowledge threatened, with respect to the Property.

(g) Seller has not received any notifications from any governmental authority having jurisdiction over the Property alleging that the Property does not conform to or violates any applicable law with respect to the Property.

(h) The operating statements delivered to Buyer pursuant to Section 4 are the operating statements used by Seller in the ordinary course of business for the Property.

As used in this Agreement, the words “Seller’s knowledge” or “Seller’s actual knowledge” or words of similar import shall be deemed to mean the actual knowledge of William R. Metzler and Scott O. Douglas (without any duty of investigation or verification of the matter on a current or ongoing basis and subject to all information given and disclosures made pursuant to this Agreement), who shall have no personal liability for any of the representations, warranties, covenants or obligations of Seller hereunder. Except as expressly herein otherwise provided, and except as modified by written information delivered by Seller to Buyer prior to the Close of Escrow, the representations and warranties of Seller set forth in this Agreement shall be true, complete and correct as of the date hereof and as of the Close of Escrow as if such representations and warranties were made on and as of such time. Seller’s representations and warranties pursuant to this Section shall survive the Close of Escrow for a period of six (6) months. If Buyer discovers a material breach of any of Seller’s representations made pursuant to this Section 8 prior to the Closing, Buyer promptly must deliver written notice to Seller of the alleged breach, and Seller will have the right to either correct or cure the untrue representation or do nothing. An election by Seller to cure or correct the untrue representation may be made only by delivery of written notice to Escrow Agent and Buyer within five (5) days of Seller’s receipt of Buyer’s notice. Failure of Seller to timely make an election to cure will be deemed an election to do nothing. If Seller elects or is deemed to have elected to do nothing, Buyer will have the right, as its sole remedy, to either: (i) terminate this Agreement, receive a refund of the Deposit and be reimbursed by Seller for Buyer’s Out-of-Pocket Costs (as defined below) in an amount not to exceed $25,000, or (ii) consummate the purchase of the Property without credit or adjustment of the Purchase Price. All elections must be made within five (5) days of the receipt of the applicable notice or election, and Buyer’s failure to timely make an election under the preceding sentence shall be deemed an election to proceed under (ii). As used in this Contract, the term “Out-of-Pocket Costs ” means all out-of-pocket costs that were actually incurred by Buyer in negotiating this Contract or performing any acts required or permitted under this Contract (including attorney fees, due diligence expenses, consultant fees, transaction expenses, survey costs, escrow fees, loan application fees, loan fees, and the like). When making a claim for reimbursement of Out-of-Pocket Costs, Buyer must supply copies of relevant invoices, contracts, and the like documenting the costs and loss.

9. “AS IS” PURCHASE/RELEASE. EXCEPT FOR THE EXPRESS WARRANTIES ABOVE AND ANY OTHERS CONTAINED IN ANY CLOSING DOCUMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS, OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL AND WRITTEN, PAST, PRESENT, OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO: (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES, OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (G) THE MANNER, QUALITY, STATE OF REPAIR, OR LACK OF REPAIR OF THE PROPERTY; AND (H) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY, THAT, EXCEPT AS SPECIFICALLY SET FORTH ABOVE, SELLER HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION, OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, OR REQUIREMENTS.

Buyer’s Initials:__________

BUYER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS. BUYER AND ANYONE CLAIMING BY THROUGH OR UNDER BUYER FULLY AND IRREVOCABLY RELEASES SELLER, ITS EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, AND AGENTS FROM ANY AND ALL CLAIM THAT IT MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST SELLER, ITS EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, AND AGENTS FOR ANY COST, LOSS, LIABILITY, DAMAGE, EXPENSE, DEMAND, ACTION, OR CAUSE OF ACTION ARISING FROM OR RELATED TO ANY CONSTRUCTION DEFECTS, ERRORS, OMISSIONS, OR OTHER CONDITIONS, INCLUDING ENVIRONMENTAL MATTERS AFFECTING ALL OR ANY PORTION OF THE PROPERTY. FURTHERMORE, BUYER EXPRESSLY ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY REPRESENTATIONS OR ASSURANCES CONCERNING THE PROPERTY FROM SELLER’S BROKER OR AGENT OR ANY OTHER REAL ESTATE BROKER OR AGENT. THE PROVISIONS OF THIS SECTION 9 WILL SURVIVE THE CLOSING.

Buyer’s Initials:__________

10.

Buyer Representations. Buyer warrants and represents:

(a) Buyer is validly existing and in good standing under the laws of the state of its formation and organization and has full authority to enter into this Agreement and all documents contemplated under this Agreement and required in order to effect a Closing. The persons executing this Agreement and all other documents contemplated under this Agreement in order to effect a Closing on behalf of Buyer are duly authorized to do so and to bind Buyer to this Agreement and all related agreements.

(b) None of the funds used by Buyer to pay the Purchase Price (including the Earnest Money Deposit) are subject to the provisions of 18 U.S.C. §§ 1956-1957 (Laundering of Money Instruments), 18 U.S.C. §§ 981-986 (Federal Asset Forfeiture), 21 U.S.C. § 881 (Drug Property Seizure), Executive Order No. 13224 on Terrorism Financing, or the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56.

(c) Buyer is not, and will not become during the term of the Agreement, a person or entity with whom persons of the United States are restricted from doing business with under regulations of the Office of Foreign Asset Contract (“OFAC”) of the U.S. Department of Treasury (including those named on OFAC’s specifically designated and blocked persons list) or under any statute, execution order (including the September 24, 2001, Executive Order blocking Property and Prohibiting Transactions with Persons who commit, threaten to commit, or support terrorism), or other governmental action.

11. Condemnation Prior to Closing. Seller, upon actually becoming aware of same, shall promptly notify Buyer, in writing, of any condemnation proceeding affecting the Real Property commenced prior to the Close of Escrow or upon receipt of any written notice of a potential condemnation. If at any time prior to the Closing Date, there shall be a taking by eminent domain proceedings or the commencement of any such proceedings with respect to either (a) any building located on the Property, (b) access to and from the Property, (c) any parking spaces the taking of which would cause the Property to be in violation of applicable laws, or (d) would give any tenant occupying at least 10,000 square feet the right to terminate its lease, Buyer may, at its option, elect either to (i) terminate this Agreement and receive a refund of the Deposit, or (ii) continue the Agreement in effect, in which event, upon the Close of Escrow, Seller shall assign to Buyer, and Buyer shall be entitled to receive, any compensation, awards, or other payments or relief resulting from such condemnation proceeding.

12. Damage and Destruction. If, prior to the Close of Escrow, a Substantial Portion (as defined below) of the Property is damaged or destroyed, Buyer may, at its option, elect either to (i) terminate this Agreement and receive a refund of the Deposit, or (ii) continue the Agreement in effect, in which event Seller shall assign to Buyer, upon the Close of Escrow, all of Seller’s estate, interest, right, title, and other claim or demand to any and all insurance proceeds received or payable as a result of such damage or destruction, except for any rental interruption insurance proceeds applicable towards rents payable with respect to the period prior to the Close of Escrow and at the Closing Buyer shall receive a credit in the amount of any deductible amount under any applicable insurance policy plus the amount of any uninsured loss. If the casualty loss does not involve a Substantial Portion of the Property, as defined below, then Buyer shall be obligated to Close the transaction contemplated herein according to the terms hereof, notwithstanding such casualty loss, and Seller shall, at Seller’s election, either: (i) repair the damages caused by such casualty loss prior to Closing, at Seller’s expense (provided, Seller shall have no obligation to do so); or (ii) deliver or assign to Buyer, at Closing, any and all insurance proceeds or rights to proceeds attributable to such casualty loss, and there shall be no reduction in the Purchase Price and at the Closing Buyer shall receive a credit in the amount of any deductible amount under any applicable insurance policy plus the amount of any uninsured loss. For purposes of this Section 12, a “Substantial Portion” of the Property shall be deemed to be a casualty loss which is equal to or greater than $2,500,000 per Project or that would give any tenant occupying at least 10,000 square feet the right to terminate its lease.

13. Closing Matters.

(a) Buyer’s Deposits Into Escrow. Buyer shall deposit into escrow, at least one (1) business day prior to the Closing Date (subject to any earlier date required in accordance with Seller’s Defeasance), the following items:

(i) Currently available Good Funds in the amount of the balance of the Purchase Price, together with such additional funds as may be required to pay Buyer’s share of closing costs as provided in this Agreement;

(ii) two (one for the T-Bird 5410/5422 Project and one for the T-Bird 5310 Project) duly executed Assignment and Assumption of Leases in substantially the form of Schedule “4” attached hereto (collectively, the “Assignment of Leases”) effectuating the assignment and assumption of Seller’s interest under the Tenant Leases in effect as of the Close of Escrow;

(iii) two (one for the T-Bird 5410/5422 Project and one for the T-Bird 5310 Project) duly executed Assignment and Assumption of Contracts in substantially the form of Schedule “5” attached hereto (collectively, the “Assignment of Contracts”) effectuating the assignment and assumption of Seller’s interest under the Service Contracts Buyer did not elect to terminate under Section 6(b); and

(iv) Such additional documents, instruments and agreements, signed and properly acknowledged by Buyer, if appropriate, as may be reasonably required by the Title Company or as may be necessary to comply with Buyer’s obligations under this Agreement.

(b) Seller’s Deposits Into Escrow. At least one (1) business day prior to the Closing Date (subject to any earlier date required in accordance with Seller’s Defeasance), Seller shall deposit, or cause to be deposited, with Escrow Agent the following items:

(i) two (one for the T-Bird 5410/5422 Project and one for the T-Bird 5310 Project) duly executed and acknowledged special warranty deed in substantially the form of Schedule “3” attached hereto (collectively, the “Deed”);

(ii) two (one for the T-Bird 5410/5422 Project and one for the T-Bird 5310 Project) duly executed and acknowledged Assignment of Leases;

(iii) two (one for the T-Bird 5410/5422 Project and one for the T-Bird 5310 Project) duly executed and acknowledged Assignment of Contracts;

(iv) two (one for the T-Bird 5410/5422 Project and one for the T-Bird 5310 Project) duly executed Bills of Sale for the Personal Property substantially the form of Schedule “6” attached hereto, if required;

(v) a Non-Foreign Affidavit for each entity comprising the Seller in the form attached as Schedule “7”;

(vi) two (one for the T-Bird 5410/5422 Project and one for the T-Bird 5310 Project) letters for Buyer’s delivery to each of the tenants of the Property in the form attached as part of Schedule “8”, executed by Seller; and

(vii) such additional documents, instruments and agreements, signed and properly acknowledged by Seller, if appropriate, as may be reasonably required by the Title Company or as may be necessary to comply with Seller’s obligations under this Agreement.

(c) Prorations. All prorations must be made by Escrow Agent through the Closing Date (so that, as between Buyer and Seller, Seller shall be deemed the owner on the day immediately prior to the Close of Escrow and Buyer shall be deemed the owner on the Closing Date). All proration items and closing costs that are not specifically dealt with under the terms of this Agreement will be allocated by Escrow Agent according to the Additional Escrow Instructions attached hereto, or if not dealt with therein, by Escrow Agent’s standard custom and practice in Maricopa County, Arizona. At least three (3) business days prior to Closing, Escrow Agent shall prepare and circulate a draft closing settlement statement for review and comment by Seller and Buyer, reflecting the prorations, and other economic terms of this Agreement. The draft closing settlement statement shall list each of the prorations separately with respect to each Project.

(i) All real and personal property taxes and assessments and other governmental impositions attributable to the Real Property shall be prorated between Buyer and Seller as of the Close of Escrow.

(ii) All payments received by Seller from tenants of the Project for rent and expense reimbursements shall be prorated as of Close of Escrow. Any leasing commissions or tenant improvement allowances attributable to leases which are executed prior to the Opening of Escrow will be paid by Seller, and any leasing commissions or tenant improvement allowances attributable to leases which are executed after the Opening of Escrow will be prorated between Buyer and Seller over the term of the lease. If either Buyer or Seller shall collect any rental or other payments from tenants of the Project after the Close of Escrow which are properly allocable to any period before or after the Close of Escrow, respectively, the same shall be promptly apportioned and distributed between Buyer and Seller in accordance with the foregoing proration. At the Close of Escrow, all refundable security deposits and advance rental payments made by tenants to Seller shall be assigned to Buyer and either delivered to Buyer or, at Buyer’s option, credited to Buyer against the Purchase Price at Close of Escrow. Prepaid rents shall be applied against any rent due and not yet paid to Seller. At Closing, Seller shall provide a reconciliation of CAM charges to tenants versus actual operating expenses, with any deficient amounts being credited to Buyer and any overages being credited to the Seller. Notwithstanding the foregoing, the following shall apply to the following tenants:

(A) Intentionally deleted.

(B) Buyer acknowledges that Seller is negotiating a new lease with Pediatrix Medical Group, Inc. a Florida Corporation dba Obstetrix Medical Group of Phoenix (“PMG”), at the T-Bird 5310 Project (the “PMG Lease”), which Buyer hereby consents to and authorizes Seller’s execution thereof. The PMG Lease requires the payment of the following (collectively, the “PMG Allowance”): (1) a leasing commission to CB Richard Ellis and GPE Commercial Real Estate, and (2) a tenant improvement allowance to be paid by Seller to PMG upon completion by PMG of PMG’s tenant improvements and following satisfaction of certain other conditions all as set forth in the PMG Lease. Seller shall be responsible for the payment of the PMG Allowance due prior to the Close of Escrow. If the PMG Allowance has not been fully paid by Seller as of the Close of Escrow, Buyer shall receive a credit at the Close of Escrow in the amount of the unpaid balance of the PMG Allowance. If the PMG Lease is not executed at or before the Close of Escrow, Buyer shall receive a credit against the Purchase Price with respect to the T-Bird 5310 Project in the amount of $250,000.00

(iii) All operating expenses for the Property during the period of time prior to and including the Close of Escrow will be paid by Seller. Any bills for operating expenses that apply to the period of time prior to the Close of Escrow but are received by Seller or Buyer after the Close of Escrow will be paid by Seller through the post-closing adjustment mechanism described below. Buyer will be responsible for all operating expenses for the Property incurred after the Closing Date. All utility deposits posted by Seller, or inducement payments received by Seller from utility companies under utility services agreements, will remain the property of Seller and will not be prorated. To the extent possible, utility prorations will be handled by meter readings on the day immediately preceding the Closing Date; otherwise they shall be based on prior months’ bills and reprorated on receipt of the actual bills.

(iv) Seller will pay all lease taxes and sales and use taxes for rents collected by Seller on and prior to the Close of Escrow and past-due rents collected by Buyer after the Closing Date and remitted to Seller, and Buyer will pay all lease taxes and sales and use taxes for rents collected and retained by Buyer subsequent to the Close of Escrow. Buyer shall receive a credit for the amount of any free rent due under any lease other than the PMG Lease. Buyer shall absorb free rent relating to the PMG Lease of up to five (5) months. Buyer shall receive a credit at the Close of Escrow for any free rent in excess of five months. Except for the tenant improvement costs and leasing commissions described in Schedule 12 to this Agreement, Buyer shall receive a credit at the Close of Escrow in an amount equal to all unpaid tenant improvement costs and leasing commissions which relate to the current terms of leases signed prior to the date of this Agreement.

(v) To the extent the items set forth above cannot be accurately prorated by Escrow Agent on the Closing Date, adjustments to the prorations will be made from time to time after the Close of Escrow to take account of final information as to taxes and other expenses estimated as of the Close of Escrow or to adjust rents or expenses that were not included in the prorations done at the Close of Escrow, and Buyer or Seller, as applicable, will pay the other on demand such amounts as may be appropriate based on such adjustments, together with interest at 10% per annum on any amount due from the date of demand if such amount remains unpaid more than 30 days after demand. Adjustments to prorations (other than prorations for taxes) must be completed within 270 days after the Close of Escrow and adjustments to tax prorations must be completed within 30 days after tax bills are received by both Buyer and Seller. The provisions of this Section 13(c) shall survive the Closing.

(d) Closing. When Escrow Agent holds each of the closing documents and other items required under Section 13(a) and (b) above, Escrow Agent is authorized to complete the Close of Escrow by (subject to any alternate order as may be required in accordance with Seller’s Defeasance):

(i) Recording and delivering to Buyer the Deed;

(ii) Issuing or irrevocably committing to issue the Title Policy to Buyer;

(iii) Delivering to Buyer and Seller a final closing settlement statement in a form and content approved by Buyer and Seller;

(iv) Paying, from Buyer’s deposits into Escrow, Buyer’s share of closing costs and expenses (as allocated and prorated in this Agreement);

(v) Delivering to Seller, in immediately available funds, the Purchase Price, less only Seller’s closing costs and expenses (as allocated and prorated in this Agreement); and

(vi) Delivering to Seller and Buyer fully executed originals (where applicable) or copies of the closing documents.

(vii) Outside escrow, Seller shall deliver to Buyer at Closing the original leases, keys, combinations, operating manuals, Tangible Personal Property and similar items for the Property.

14. Notices. All notices, requests, demands, and other communications required or permitted under this Agreement must be in writing and will be deemed to have been delivered, received, and effective: (i) on the date of service, if served by hand-delivery or by facsimile telecopy (with proof of transmission) on the party to whom notice is to be given; or (ii) on the business day of actual confirmed delivery of the notice properly addressed to the party at the address shown on the cover page to this Agreement, if sent by overnight Federal Express or equivalent overnight delivery. The addresses, telephone numbers, and telecopy numbers shown on the first page of this Agreement are the places and numbers for delivery of all notices. Any party, may change the place or number for delivery of notice by notifying all other parties.

15. Brokers. Except for CB Richard Ellis and EBS & Associates (collectively, the “Broker”), Buyer and Seller each represent to the other that such party has not incurred, directly or indirectly, any liability for the payment of any real estate brokerage commission, finder’s fee, or other compensation to any agents, brokers, finders, or salespersons in connection with the purchase and sale of the Property as contemplated herein. Each party hereto shall indemnify, hold harmless, and defend the other party from any claim, liability, or expense for any such commission or fee by reason of such party’s act. The obligations of the parties under this Section 15 shall survive the Close of Escrow or earlier termination of this Agreement. If and only if the Escrow closes in accordance with the terms of this Agreement, Seller will pay to Broker a brokerage commission in the amount specified in the separate brokerage agreements between Seller and Broker.

16. Default of Buyer. If Buyer breaches this Agreement, such breach will be a default by Buyer under this Agreement and Seller, as its sole remedy, will be entitled to deliver a notice of immediate cancellation to Buyer and Escrow Agent and retain the entire Deposit as full, liquidated, and agreed-upon damages. With the fluctuation in land values, the unpredictable state of the economy, the fluctuating money market for real estate loans, and other factors that affect the marketability of the Project, Buyer and Seller agree that it would be impractical and extremely difficult to estimate the actual damages that Seller may suffer in the event of a default by Buyer. This remedy provision has been agreed-upon after specific negotiation, keeping in mind the difficulties in estimating actual damages. Buyer and Seller agree that the Deposit represents a reasonable estimate of the total damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT AND, SPECIFICALLY, THIS SECTION 16, THE INDEMNITY OBLIGATIONS OF THE BUYER UNDER THIS AGREEMENT ARE SEPARATE AND DISTINCT OBLIGATIONS OF THE BUYER THAT ARE NOT SUBJECT TO THE LIQUIDATED DAMAGE PROVISIONS CONTAINED IN THIS SECTION 16. FURTHER, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, THE LIQUIDATED DAMAGE PROVISIONS OF THIS SECTION 16 WILL NOT ACT TO LIMIT THE AMOUNT OF DAMAGES RECOVERABLE BY SELLER AGAINST BUYER UNDER A.R.S. SECTIONS 12-1103, 12-1191 OR 33-420, OR RECOVERABLE BY SELLER AGAINST BUYER IF BUYER, WITHOUT LEGAL RIGHT, RECORDS A LIS PENDENS OR OTHER DOCUMENT OR INSTRUMENT THAT IMPAIRS OR COULD IMPAIR SELLER’S ABILITY TO SELL THE PROPERTY TO ANOTHER PURCHASER.

17. Default by Seller. If Seller breaches this Agreement, and such breach relates to a pre-closing breach of a Seller representation that is not the result of Seller’s gross negligence or willful misconduct, the provisions of Section 8 above shall apply. However, if Seller breaches this Agreement (other than a pre-closing breach governed by Section 8), such breach will be a default by Seller under this Agreement, and Buyer, as Buyer’s sole and exclusive remedy, may elect to: (i) cancel this Agreement and the Escrow and receive a refund of its Deposit; or (ii) enforce specific performance of this Agreement without any right whatsoever against Seller to any offset or credit against the Price or to any other equitable or legal remedies or monetary damages. Buyer’s cancellation notice under subsection (i) above will be deemed effective immediately upon delivery of written notice of the cancellation to Seller and Escrow Agent. If Buyer fails to file suit for its remedy of specific performance within thirty (30) days following the scheduled Closing Date, Buyer will be deemed to have waived its specific performance remedy and to reimbursement under clause (ii) above.

18. Nomination and Assignment.

(a) Buyer shall be permitted to assign its rights under this Agreement to an entity wholly owned by or controlled by Buyer by sending written notice of such assignment to Seller and Escrow Agent together with a copy of the assignment document confirming the assignee’s assumption of the obligations under this Agreement and a copy of such evidence reasonably necessary to evidence that such assignment to a permitted assignee. The foregoing assignment may include an assignment of each Project to two separate assignees that qualify under the foregoing limitation. Except as established above, Buyer may not assign or otherwise transfer any of its rights under this Agreement to any party without the prior written consent of Seller, whose consent may be given or withheld in Seller’s sole and absolute discretion. If any assignment is permitted or approved by Seller, however, any assignee of Buyer, by accepting an assignment, will be deemed to have assumed all of the obligations of Buyer under this Agreement, but the original Buyer will remain liable under this Agreement. If this Agreement is assigned to two separate assignees, on for each Project, each assignee shall, by assuming the obligations under this Agreement have fully released and waived all claims against the T-Bird 5410/5422 Seller, with respect to the assignee of the rights to acquire the T-Bird 5310 Project, and against the T-Bird 5310 Seller, with respect to the assignee of the rights to acquire the T-Bird 5410/5422 Project, as if there were two separate contracts between the applicable Seller and assignee.

(b) Subject to the limitation contained above in Section 18(a), this Agreement is binding on and will inure to the benefit of the successors or assigns of Buyer and Seller. No person other than Buyer, Seller, and Escrow Agent (and their respective legal successors and assigns) is a party to this Agreement, and no person will be deemed or is intended to be a third-party beneficiary to this Agreement.

(c) Notwithstanding anything to the contrary in this Section 18, both Seller and Buyer may assign this Agreement for purposes of completing a tax deferred exchange pursuant to Section 1031 of the Internal Revenue Code (a “1031 Exchange”). Each party agrees to cooperate with the other in effecting a 1031 Exchange, but: (i) neither party will be obligated to take title to any property other than the Property or incur any additional liability or financial obligations as a consequence of the other party’s 1031 Exchange; (ii) Buyer’s 1031 Exchange will in no way reduce the net amount to which Seller is entitled under the terms of this Agreement; (iii) Seller’s 1031 Exchange will in no way increase the amount of Closing Cash that Buyer is required to provide under this Agreement; (iv) any such 1031 Exchange shall not extend the Closing Date, and (v) Buyer and Seller will indemnify and hold each other harmless for, from, and against any and all liabilities, claims, losses, or actions, if any, which either party incurs or to which either party may be exposed as a direct result of participation in the other party’s 1031 Exchange. In the case of an assignment by Buyer in connection with a 1031 Exchange, Buyer must provide Seller and Escrow Agent of written notice of the assignment, together with the identity of the assignee and any permitted assignee must assume this Agreement on terms and conditions reasonably acceptable to Buyer and Seller.

19. Time of Essence. Time is of the essence of each and every term, condition, obligation, and provision hereof.

20. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which, together, shall constitute one and the same instrument. In order to expedite the transaction contemplated herein, telecopied signatures may be used in place of and shall constitute original signatures on this Agreement.

21. Captions. Any captions to, or headings of, the paragraphs or subparagraphs of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement, and shall not be used for the interpretation or determination of the validity of this Agreement or any provision hereof.

22. No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto, to any person or entity other than the parties hereto.

23. Exhibits. The Schedules attached hereto are hereby incorporated herein by this reference.

24. Amendment to this Agreement. The terms of this Agreement may not be modified or amended except by an instrument in writing executed by each of the parties hereto.

25. No Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereto.

26. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

27. Fees and Other Expenses. Except as otherwise provided herein, each of the parties shall pay its own fees and expenses in connection with this Agreement. If any action is brought by either Buyer or Seller regarding its rights under this Agreement, the prevailing party will be entitled to attorney fees in a reasonable amount, expenses, and court costs both at trial and on appeal.

28. Severability. If any provision of this Agreement is, or hereinafter is adjudged to be, for any reason void, unenforceable, or invalid, it is the specific intent of the parties that the remainder hereof shall be and remain in full force and effect.

29. Entire Agreement. This Agreement supersedes any prior agreement, oral or written, and contains the entire agreement between Buyer and Seller as to the subject matter hereof. No subsequent agreement, representation, or promise made by either party hereto, or by or to an employee, officer, agent, or representative of either party shall be of any effect unless it is in writing and executed by the party to be bound thereby.

30. Defeasance. The parties acknowledge that the consummation of the transactions contemplated in this Agreement involves the T-Bird 5310 Seller securing a release of the T-Bird 5310 Project, by defeasance (“Defeasance”), from the lien of the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing recorded on December 16, 1999, as amended and assigned. Buyer agrees (and agrees to cause its lender) to cooperate with the Seller, its lender and others that are involved in the Defeasance in securing the Defeasance, including, but not limited to funding all equity and causing Buyer’s lenders to fund at least one business day prior to the actual Closing Date. Buyer shall incur no costs, expenses or liabilities in connection with the Defeasance, except with respect to any costs that may be incurred by Buyer as a result of the following with respect to the T-Bird 5310 Project: (i) the closing of its acquisition loan and causing its lender to fund the proceeds into escrow with the Escrow Agent at least two business days prior to the actual Closing Date with the actual closing (funding and recording) occurring on the Closing Date; and (ii) funding its equity into escrow with the Escrow Agent at least two business days prior to the actual Closing Date with the actual closing (funding and recording) occurring on the Closing Date. Notwithstanding the foregoing, Seller agrees to credit Buyer $1,500 per day for each day prior to the Closing Date that both (a) Seller requires Buyer to fund the Purchase Price applicable to the T-Bird 5310 Project and (b) that Buyer actually funded such amounts. Buyer acknowledges and agrees that Seller shall have the right to extend the Closing Date in connection with the Defeasance (A) to the month end of the month in which the Closing Date is scheduled; and (B) for one additional month, if, through no fault of Seller, its lender is unable to close the Defeasance on the Closing Date, as may have been extended under clause (A) above. Seller’s exercise of the foregoing extensions shall be made in writing to Buyer and Escrow Agent five (5) business days prior to the current scheduled Closing Date.

31. Post-Closing Audit.

Seller acknowledges that Buyer intends to assign all of its rights, title and interest in and to this Agreement.  The assignee may be a publicly registered company (“Registered Company”) promoted by Buyer.  Seller acknowledges that it has been advised that if the purchaser is a Registered Company, the assignee is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “stub period”) for the Property. To assist the assignee in preparing the SEC Filings, each Seller agrees that after the Closing Date, it will provide the assignee with the following within five (5) business days of request by assignee with regard to the portion of the Property owned by such Seller:

1.	Access to bank statements for the Audited year and stub period;

2. Rent Roll as of the end of the Audited Year and stub period;

3.	Operating Statements for the Audited Year and stub period;

4.	Access to the general ledger for the Audited Year and stub period;

5.	Cash receipts schedule for each month in the Audited Year and stub period;

6.	Access to invoice for expenses and capital improvements in the Audited Year and stub period;

7.	Accounts payable ledger and accrued expense reconciliations;

8.	Check register for the 3-months following the Audited Year and stub period;

9.	Leases and 5-year lease schedules;

10.	Copies of all insurance documentation for the Audited Year and stub period;

11.	Copies of accounts receivable aging as of the end of the Audited Year and stub period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and stub period; and

12. Signed representation letter in the form attached hereto as Schedule 11.

This section shall survive the Close of Escrow.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Contract Date above written.

“T-BIRD 5410/5422 SELLER”

5410 & 5422 W. THUNDERBIRD ROAD, LLC, an Arizona limited liability company

By: /s/ William Metzler

William Metzler, Manager

PEA ENTERPRISES, LLC,

a California limited liability company

By: /s/ James D. Vandever

James D. Vandever, Manager

“T-BIRD 5310 SELLER”

5310 WEST THUNDERBIRD ROAD, LLC,

an Arizona limited liability company

By: /s/ William R. Metzler

William R. Metzler, Manager

WRM T-BIRD, LLC,

a Delaware limited liability company

By: WRM Investments, LLC, an Arizona limited liability company, its Sole Member

By: /s/ William Metzler

William Metzler, Sole Member

EDI T-BIRD, LLC,

a Delaware limited liability company

By:	EDI Ocean, LLC, a California limited liability company, its Sole Member

By: /s/ Scott O. Douglas

Scott O. Douglas, Sole Member

PVP T-BIRD, LLC,

a Delaware limited liability company

By:	PVP Investments, LLC, a Delaware limited liability company, its Sole Member

By: /s/ James D. Vandever

James D. Vandever, Sole Member

COURTLEIGH T-BIRD, LLC,

a Delaware limited liability company

By:	11745 Courtleigh Drive, LLC, a California limited liability company, its Sole Member

By: /s/ Hugh H. Evans, III

Hugh H. Evans, III, Manager

MONGAN T-BIRD, LLC,

a Delaware limited liability company

By: /s/ Jeffrey Mongan

Jeffrey Mongan, Trustee of the Jeffrey John Mongan and Karen Knutzen Mongan Trust Agreement

Dated June 22, 2004

BOOTH T-BIRD, LLC,

a Delaware limited liability company

By: /s/ J. Clark Booth

J.	Clark Booth, Trustee of the J. Clark Booth Trust

Dated September 17, 2002

GERTMENIAN T-BIRD, LLC,

a Delaware limited liability company

By: /s/ Beth Booth Gertmenian

Beth Booth Gertmenian, Trustee of the Beth Booth Gertmenian Separate Property

Trust Dated October 27, 2000

BLAND T-BIRD, LLC,

a Delaware limited liability company

By:	/s/ Howard Bland

Howard Bland, Trustee of the Howard Bland Living Trust Dated October 10, 1980, Restated July 20, 1994 and further Restated October 7, 2004

“BUYER”

TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company

By: /s/ Jeff Hanson
Name: Jeff Hanson
Title: Chief Investment Officer

ESCROW AGENT’S ACCEPTANCE

By its execution below, Escrow Agent accepts this Agreement as its escrow instructions and acknowledges receipt of the Agreement executed by Buyer and Seller and Buyer’s Initial Deposit. Upon its execution, Escrow Agent agrees to: (i) insert the relevant escrow number on the first page of this Agreement if not already completed; (ii) insert the date of the Opening of Escrow below; and (iii) return one fully executed copy of the Agreement to Buyer and Seller and retain one for Escrow Agent’s files.

Chicago Title Company

By: s/ Sharon Cram for Lorri Beasely

Its:

Authorized Agent

04/09/07
Date of “Opening of Escrow”